Contact: Jack Lowry
Vice President of Finance and CFO
734- 414-6100

PERCEPTRON ANNOUNCES RESULTS FOR SECOND QUARTER OF FISCAL YEAR 2008

Plymouth, Michigan, February 14, 2008 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $19.1 million, operating income of $2.0 million and a net loss of $188,000 or $0.02 per diluted share, for its second quarter of fiscal year 2008 that ended December 31, 2007. This compares with sales of $12.2 million, an operating loss of $1.5 million, and a net loss of $864,000, or $0.11 per diluted share, for the quarter ended December 31, 2006. Second quarter results for fiscal 2008 included a $2.6 million non-operating impairment charge related to an auction rate security investment the Company holds that has become illiquid as a result of continued uncertainties in the credit markets.

Jack Lowry, Chief Financial Officer, noted, “We recorded the impairment charge on one of the auction rate security investments we hold following continued unsuccessful auctions since the end of our last quarter. We carefully considered the criteria set forth in the accounting literature and by the SEC, as well as the current value of the investments as reported on our brokerage statements provided by the investment bank that originally offered these instruments. Our liquidity position remains strong, including $17.4 million of cash and cash equivalents at December 31, 2007, providing us with the ability to hold our investments until recovery occurs. We also continue to receive full interest payments on the investments, at a premium return. Because of the continuation of unsuccessful auctions, we also re-evaluated our expected holding period for the investments and reclassified the remaining $3.6 million from short-term to long-term on our balance sheet. We have provided additional information about our auction rate security holdings in our Form 10-Q that will be filed with the SEC today.”

The Company’s sales increased by approximately $6.9 million, or 56%, compared to the same quarter one year ago, primarily due to higher sales in the Technology Products segment, driven primarily by our first commercial product, the SeeSnake® micro™, that had not yet been introduced in the second quarter of fiscal 2007. The Company also experienced strong overall growth in our Automated Systems segment, primarily from growth in our European and Asian markets that was partially offset by slightly lower sales in our North American automotive business. European sales were also favorably impacted by the strength of the Euro during the current quarter compared to a year ago.

The gross profit margin percentage this quarter was 46.2% compared to 37.2% in the second quarter of fiscal 2007. The profit margin in the second quarter of fiscal 2008 was higher primarily because the Company has relatively fixed installation and manufacturing costs, and sales in the current quarter were higher than in the same quarter one year ago. The margin this quarter was also favorably impacted by the strength of the Euro relative to the U.S. dollar during the quarter.

Though selling, general, and administrative expenses were $431,000 higher in the second quarter on a $6.9 million increase in revenue compared to the second quarter of fiscal 2007, they declined as a percent of sales, primarily reflecting the operating income leverage gained from the Company’s Technology Products segment. SG&A costs were 24.1% of revenue in the second quarter of fiscal 2008 compared to 34.2% of revenue in the second quarter of fiscal 2007. The increase in SG&A costs over the second quarter of fiscal 2007 was primarily due to project costs related to the implementation of Sarbanes-Oxley Section 404 internal control requirements, higher personnel costs in both Asia and the Technology Products Segment to support growth opportunities, and higher co-op marketing costs associated with our new Technology Products. These costs were partially offset by lower expenses in Europe.

Research and development expenses were $290,000 higher than one year ago, largely due to personnel related costs for engineers hired in calendar year 2007 to support new development in the Technology Products segment of our business.

The Company had new order bookings during the quarter of $17.6 million compared to $17.2 million in the second quarter of fiscal 2007. The Company’s rate of new order bookings normally fluctuates from quarter to quarter due to the timing of customer orders. The Company's backlog was $21.3 million as of December 31, 2007 compared with $22.6 million at December 31, 2006 and $22.8 million as of September 30, 2007.

The Company expects to show quarter over quarter revenue growth throughout fiscal 2008 and continues to expect that sales and operating income will show growth for the full year of fiscal 2008 compared to fiscal 2007. The Company also expects higher operating expenses in the third quarter of fiscal 2008 primarily due to costs associated with the recently announced leadership changes and implementation project costs related to Sarbanes Oxley Section 404 internal control requirements that were not incurred in the third quarter of fiscal 2007.

Harry Rittenour, President and Chief Executive Officer, commented, "Despite the write down of one of our auction rate security investments, we are pleased with our second quarter operating results, which reflect our continued growth trend and represent a substantial improvement over our second quarter operating results from a year ago. We are also encouraged by positive trends from our investments in the Far East which are beginning to show results in automotive sales. In addition, our Technology Products segment, led by our Commercial Products, is poised for continued growth in sales to both the professional trades and to consumers through The Home Depot.”

Mr. Rittenour continued, “We remain excited about our future. The recently announced agreement with Snap-on will help increase the distribution of our visual technology tools to professional technicians. In addition, the Company is developing a series of technology products and accessories of increasing sophistication that it intends to introduce over the next several months.”

The Company’s balance sheet continues to be strong. As of December 31, 2007 the Company had no debt, cash and cash equivalents of $17.4 million and shareholders’ equity of $56.8 million, or $6.76 per diluted share.

Perceptron, Inc. will hold a conference call/webcast chaired by Harry Rittenour, President & CEO, today at 10:00 a.m. (EST). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=45900 or by dialing 866 542-4265 (domestic callers) or 416 641-6142 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for the next seven days. You can access the rebroadcast by dialing 800 408-3053 (domestic callers) or 416 695-5800 (international callers) and entering the passcode 3252170. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2008 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of and revenue and net income increases from new products which the Company has recently introduced or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2007, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
  (In Thousands Except Per Share Amounts)

Condensed Income Statements
	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Net Sales	$19,117	$12,234	$36,783	$22,944
Cost of Sales	10,276	7,688	20,841	13,911
Gross Profit	8,841	4,546	15,942	9,033
Selling, General and Administrative Expense	4,609	4,178	9,012	8,065
Engineering, Research and Development Expense	2,202	1,912	4,397	3,644
Operating Income (Loss)	2,030	(1,544)	2,533	(2,676)
Interest Income, net	329	265	544	579
Foreign Currency	50	(16)	181	(21)
Impairment on long-term investment	(2,614)	-	(2,614)	-
Other	5	-	6	5
Income (Loss) Before Income Taxes	(200)	(1,295)	650	(2,113)
Income Tax Expense (Benefit)	(12)	(431)	391	(608)
Net Income (Loss)	$(188)	$(864)	$259	$(1,505)

Earnings (Loss) Per Share
Basic	($0.02)	($0.11)	$0.03	($0.18)
Diluted	($0.02)	($0.11)	$0.03	($0.18)

Weighted Average Common Shares Outstanding
Basic	8,405	8,136	8,305	8,239
Diluted	8,405	8,136	8,912	8,239

Condensed Balance Sheets	December 31,	June 30,
	2007	2007
Cash and Cash Equivalents	$17,411	$10,878
Short-term Investments	-	6,300
Receivables, net	22,720	24,944
Inventories, net	8,455	7,625
Other Current Assets	4,631	4,268
Total Current Assets	53,217	54,015

Property and Equipment, net	7,010	7,057
Long-Term Investments	3,579	-
Other Non-Current Assets, net	4,614	4,384
Total Non-Current Assets	15,203	11,441

Total Assets	$68,420	$65,456

Current Liabilities	$11,592	$11,651
Shareholders' Equity	56,828	53,805
Total Liabilities and Shareholders' Equity	$68,420	$65,456